Exhibit 99.1

Date: April 9, 2020	NEWS RELEASE
Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Hubbell Announces Change of Location for the

Annual Meeting of Shareholders to Be Held on May 5, 2020

Annual Meeting to be held in virtual only format

SHELTON, CT. (April 9, 2020) – Hubbell Incorporated (NYSE: HUBB) (“Hubbell” or the “Company”), today announced a change in the location of its 2020 Annual Meeting of Shareholders (the “Annual Meeting”). Due to the ongoing public health impact of the coronavirus disease, or COVID-19, and to support the health and well-being of our directors, officers, employees and shareholders, the Annual Meeting will be held solely by remote communication, in a “virtual only” format. The previously announced date and time of the meeting (Tuesday, May 5, 2020 at 9:00 a.m., Eastern Time) will not change. This change is solely related to the COVID-19 impact and we expect to resume our in-person shareholder meetings next year.

In order to attend the virtual Annual Meeting, shareholders of record as of the close of business on March 6, 2020 must register by April 30, 2020 at 11:59 p.m., Eastern Time, via the internet at http://viewproxy.com/hubbell/2020. Once registered, shareholders can attend, vote and submit questions at the virtual Annual Meeting via the internet at http://viewproxy.com/hubbell/2020/VM. You may vote during the virtual Annual Meeting by following the instructions available on the meeting website. If you encounter any difficulties accessing the virtual meeting, please call 866-612-8937 or submit any question to virtualmeeting@viewproxy.com for assistance.

The Company has designed the online format of the Annual Meeting to ensure, to the extent practicable, that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools designed to facilitate shareholder access and participation. For additional information regarding accessing and participating in the virtual meeting, please refer to the Company’s supplemental proxy materials filed with the Securities and Exchange Commission on April 9, 2020. The Company urges shareholders to vote and submit proxies in advance of the Annual Meeting by one of the methods described in the Proxy Materials for the Annual Meeting.

About the Company

Hubbell Incorporated is a global manufacturer of quality electrical products and utility solutions for a broad range of applications in the Electrical and Utility Solutions Segments. With 2019 revenues of $4.6 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Dan Innamorato

Hubbell Incorporated

40 Waterview Drive

P.O. Box 1000

Shelton, CT 06484

(475) 882-4000

######